United States

Securities and Exchange Commission

Washington, D. C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2006

Kansas City Life Insurance Company

(Exact Name of Registrant as Specified in Charter)

Missouri	2-40764	44-0308260
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3520 Broadway
Kansas City, Missouri	64111-2565
(Address of Principal Executive Offices)	(Zip Code)

Telephone Number: (816) 753-7000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 – Entry into a Material Definitive Agreement.

1.	Management Incentive Plan

On January 30, 2006, Kansas City Life Insurance Company entered into an agreement with certain members of Management for a one-year incentive plan.

The Company has in place an Annual Incentive Compensation Plan that is designed to encourage certain management employees to meet or exceed certain corporate goals. Awards are paid in cash and are subject to the company meeting a certain level of net income. These goals are developed to align management's efforts with the interests of shareholders. These goals include a financial goal measured by growth in operating income, a growth goal measured by increase in the sale of life insurance and an expense goal measured by control of certain operating expenses.

In addition, participants, with the exception of the President and CEO, have two personal goals that are designed to support the corporate goals and objectives. Opportunity levels vary under the Plan by job size and title, with maximum awards ranging from 13.25% to 75% of base salary.

2.	Senior Management Incentive Plan

On January 30, 2006, Kansas City Life Insurance Company entered into an agreement with certain members of senior management for a three-year, long-term incentive plan.

Effective in 2006, the Company has established a three-year long-term incentive plan for senior management that awards participants for the increase in the price of the Company's common stock from January 1, 2006 through December 31, 2008. Participants are awarded units (phantom shares) based on a compensation analysis performed by an independent compensation consulting firm. The number of units awarded is based on the total direct compensation for equivalent positions in the marketplace less the sum of the actual base salary for each participant and the maximum annual incentive opportunity under the Company's Management Incentive Plan. Each unit awarded is valued by determining the present value of the potential growth and dividends on a share of Kansas City Life stock over a three-year period assuming a 5% compound growth rate and the Company's current dividend policy.

At the conclusion of the three-year cycle, participants will receive awards based on the increase in the per share price times their number of units. The increase will be determined based upon the change in the volume weighted average price for the month of December 2005 as compared to the volume weighted average price for the month of December 2008. Participants will also receive dividends accrued on their units commensurate with the Company's dividend policy only to the extent that the dividends exceed any depreciation (if applicable) on the price of the shares over the three-year period.

Item 8.01 - Other Events.

On January 30, 2006 the Board of Directors approved a quarterly dividend of $0.27 per share to be paid February 14, 2006 to shareholders of record as of February 9, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

KANSAS CITY LIFE INSURANCE COMPANY
(Registrant)

By:/s/ William A. Schalekamp

William A. Schalekamp

Senior Vice President, General Counsel

and Secretary

February 1, 2006

(Date)